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                                                                      EXHIBIT 12


                             CONEXANT SYSTEMS, INC.
                       STATEMENT RE: COMPUTATION OF RATIOS
                      THREE MONTHS ENDED DECEMBER 31, 2001
                        (unaudited, dollars in thousands)


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
RATIO OF EARNINGS TO FIXED CHARGES:

Earnings:

   Loss before income taxes                                       $(203,490)
   Add: Fixed charges, net
     of capitalized interest                                         10,399
                                                                  ---------
                                                                  $(193,091)
                                                                  =========

Fixed charges:

   Interest expense                                               $   7,158
   Amortized debt issuance costs                                        749
   Interest portion of rental expense                                 2,492
                                                                  ---------
                                                                  $  10,399
                                                                  =========
Ratio of earnings to fixed charges                                       --(1)
                                                                  =========
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(1)  For the three months ended December 31, 2001, the Company had a deficiency of earnings compared to its fixed charges of $203.5 million.